PROPELL TECHNOLOGIES GROUP, INC.

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CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF THE SERIES B CONVERTIBLE PREFERRED STOCK

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I, John Huemoeller, Chief Executive Officer of PROPELL TECHNOLOGIES GROUP, INC., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designation under the corporate seal of the Corporation and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Company’s Certificate of Incorporation, the Board hereby authorizes the designation of Five Hundred Thousand (500,000) shares of a new series of preferred stock entitled Series B Convertible Preferred Stock (the “ Series B Preferred ”) with which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other preferred stock of the Corporation and subordinate to any distribution to the Series A Preferred, and prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the amount of 120% of the Stated Value per share (the "Liquidation Preference"). For purposes hereof the Stated Value shall be $10.00 per share.

2. Dividends. (a) The holders of the Series B Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of eight percent (8%) per annum of the Stated Value, accrued daily and payable annually in arrears on December 31st of each year (“Dividend Date”). Dividends shall be payable to the record holder of the Series B Preferred Shares as of December 15th of each year that the Series B Preferred is issued and outstanding. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If any Dividend Date is not a business day, such Dividend Date shall be the next succeeding business day. Such dividends shall be cumulative, whether or not declared by the Board of Directors, but shall be non-compounding.

(b) Any dividend payable on a dividend payment date may be paid, at the option of the Corporation, either (i) in cash or (ii) in shares of common stock. Any shares of common stock paid as a dividend shall be valued based upon $0.10 per share.

(c) Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Corporation the holder and thus refunded to the Corporation.

(d) In the event that pursuant to applicable law or contract the Corporation shall be prohibited or restricted from paying in cash the full dividends to which the holders of the Series B Preferred Shares shall be entitled, the cash amount available pursuant to applicable law or contract shall be distributed among the holders of the Series B Preferred Shares ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series B Preferred Shares shall be payable in cash. The amounts to be distributed pursuant to the preceding sentence shall, in each case, be adjusted by rounding down to the nearest whole cent. Dividends on the Series B Preferred Shares shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

3. Conversion. The holders of the Series B Preferred shall have conversion rights as follows:

(a) Each share of the Series B Preferred shall be convertible at any time prior to the issuance of a redemption notice by the Corporation into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the Stated Value of the Series B Preferred determined pursuant to Section 1 hereof on the date the notice of conversion is given, by (y) the Conversion Price in effect on the applicable conversion date. The Conversion Price upon issuance of the Series B Preferred shall be $0.10 per share and shall be subject to adjustment as provided below.

(b) The conversion right of the holders of Series B Preferred shall be exercised by the surrender of the certificates representing shares to be converted to the Corporation, accompanied by written notice electing conversion. Immediately prior to the close of business on the date the Corporation receives written notice of conversion, each converting holder of Series B Preferred shall be deemed to be the holder of record of common stock issuable upon conversion of such holder’s Series B Preferred notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person.

(c) No fractional shares of Common Stock or script shall be issued upon conversion of Series B Preferred. The number of full shares of Common Stock issuable upon conversion of such Series B Preferred shall be computed on the basis of the aggregate number of Series B Preferred shares so surrendered. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of any shares of Series B Preferred, the Corporation shall at its option pay a cash adjustment in respect to such fractional interest based upon the fair value of a share of Common Stock, as determined in good faith by the Corporation’s Board of Directors or eliminate such fractional share by rounding such fraction up to the nearest whole share.

(d) All shares of Common Stock issued upon conversion of Series B Preferred will upon issuance be validly issued, fully paid and non-assessable. All certificates representing Series B Preferred shares surrendered for conversion shall be appropriately canceled on the books of the Corporation and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation.

4. Adjustment of Conversion Rights.

(a) If the Corporation, with respect to the Common Stock, (1) pays a dividend or makes a distribution on shares of Common Stock that is paid in shares of Common Stock or in securities convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock initially issuable upon the conversion or exchange of such securities shall be deemed to have been distributed), (2) subdivides outstanding shares of Common Stock, (3) combines outstanding shares of Common Stock into a smaller number of shares, or (4) issues by reclassification of Common Stock any shares of capital stock of the Corporation, the Conversion Price in effect immediately prior thereto shall be adjusted so that each holder of Series B Preferred thereafter converted shall be entitled to receive the number and kind of shares of Common Stock or other capital stock of the Corporation that it would have owned or been entitled to receive in respect of those shares of Series B Preferred immediately after the happening of any of the events described above had those shares of Series B Preferred been converted immediately prior to the happening of that event. An adjustment made in accordance with this section shall become effective immediately after the record date, in the case of a dividend, and shall become effective immediately after the effective date, in the case of a subdivision, combination, or reclassification. If, as a result of an adjustment made in accordance with this section, the holder of any shares of Series B Preferred thereafter surrendered for conversion becomes entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion rate between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.

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(b) In the event of any consolidation or merger to which the Corporation is a party other than a consolidation or merger in which the Corporation is the continuing corporation, or the sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety or any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Corporation) (each such transaction referred to herein as “Reorganization”), no adjustment of conversion rights or the Conversion Price shall be made; provided, however, each holder of Series B Preferred shall thereupon be entitled to receive and provision shall be made therefor in any agreement relating to a Reorganization, the kind and number of securities or property (including cash) of the corporation (“Successor Corporation”) resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise transferred or with whom securities have been exchanged, which such holder would have owned or been entitled to receive as a result of such Reorganization had such Series B Preferred been converted immediately prior to such Reorganization (and assuming such holder failed to make an election, if any was available, as to the kind or amount of securities, property or cash receivable by reason of such Reorganization; provided that if the kind or amount of securities, property or cash receivable upon such Reorganization is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”) then for the purpose of this section the kind and amount of securities, property or cash receivable upon such Reorganization for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). In any case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series B Preferred, to the end that the provisions set forth herein (including the specified changes and other adjustments to the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of shares of Series B Preferred. The provisions of this section similarly apply to successive Reorganizations.

(c) The Company shall not affect the conversion of Series B Preferred Shares, and the Holder shall not have the right to convert Series B Preferred Shares, to the extent that after giving effect to such conversion, the Holder (together with such Holder’s affiliates) would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such exercise (the "Blocker Provision").  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of Series B Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of Series B Preferred Shares beneficially owned by such Holder and its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  To the extent that the limitation contained in this Section 4(c) applies, the determination of whether the Series B Preferred Shares are convertible (in relation to other securities owned by the Holder together with any affiliate) and of which number Series B Preferred Shares are convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether such Series B Preferred Shares are convertible (in relation to other securities owned by the Holder together with any affiliate) and of which portion of such Series B Preferred Shares are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of the determination.  For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within three (3) business days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including Series B Preferred Shares, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The restriction described in this Section 4(c) may be waived, in whole or in part, upon sixty-one (61) days prior notice from the Holder to the Company to increase such percentage up to 9.99%, but not in excess of 9.99% unless the Holder otherwise provides in such notice to the Company.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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5. Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding Series B Preferred, and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of a Reorganization to which section 4 applies, effective provision shall be made in the certificate or articles of incorporation, merger or consolidation or otherwise of the Successor Corporation so that such Successor Corporation will at all times reserve and keep available a sufficient number of shares of common stock or other securities or property to provide for the conversion of shares of the Series B Preferred in accordance with the provisions of Section 4.

6. No Circumvention. The Corporation shall not amend its certificate of incorporation, or participate in any reorganization, sale or transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith use its best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of shares of Series B Preferred set forth herein.

7. Voting Rights. Except as otherwise expressly provided elsewhere in this Certificate of Designations or as otherwise required by law: (a) each holder of Series B shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series B could then be converted, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established. At the date such vote is taken or any written consent of stockholders is solicited and (b) the holders of shares of Series B and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series B held by each holder could be converted) shall be rounded to the nearest whole number. In connection with the foregoing the Corporation shall provide each holder of Series B with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) at the same time such notice and materials are provided to the holder of Common Stock.

8. Company Redemption.  The Company shall have the right, at any time after the date the Series B Preferred Shares have been issued, to redeem all or a portion of any Holder's Series B Preferred Shares at a price per Series B Preferred Share equal to the Stated Value, multiplied by 120% (the "Company Redemption Price").  To exercise this right, the Company must deliver to the Holder an irrevocable written notice (a “Redemption Notice”), indicating the date the Company intends to pay the Company Redemption Price (the “Redemption Date”), which date may not be less than 120 days from the date the Redemption Notice is delivered to Holder.  The Holder of Series B Preferred Shares on the Redemption Date shall have the right to receive such amount in cash equal to the Company Redemption Price per Series B Preferred Share, such amount to be paid on the Redemption Date, and each Series B Preferred Share shall have no further rights. The provisions of this Section 8 shall not be deemed to restrict the ability of a Holder to convert the Series B Preferred Shares pursuant to the provisions of Section 3 at any time and from time to time after receipt of the Redemption Notice until the date prior to the Redemption Date.

9. Amendment of Certificate of Designations. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than all of the then outstanding Series B Preferred Shares shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Shares.

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IN WITNESS WHEREOF, Propell Technologies Group, Inc. has caused this Certificate of Designations to be signed by its Chief Executive Officer, on this 11th day of March, 2014.

PROPELL TECHNOLOGIES GROUP, INC

By: /s/ John Huemoeller
Name: John Huemoeller
Its: Chief Executive Officer

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